EXHIBIT 99.1

August 10, 2009

To: All Sport Chalet Employee Optionees

At our annual stockholders' meeting to be held on September 15, 2009, our stockholders will be asked to authorize a stock option exchange offer (the "Exchange Offer").  Under the Exchange Offer, eligible employees will be given a one-time opportunity to exchange "underwater" options to purchase shares of Class A Common Stock ("Class A Shares") for new options to purchase a fewer number of Class A Shares at the market price of the Class A Shares on the date the Exchange Offer is completed.

The Company believes that stock options are a valuable and necessary tool to attract, motivate, reward and retain employees and to align their interests with those of the Company's stockholders.  Because the Company's stock price has declined considerably over the last year, many outstanding stock options have exercise prices significantly higher than the current market price of the Company's stock, and no longer provide the incentive and retention value that we intended when we granted them.

The Exchange Offer has been designed so that the value of the options surrendered will be approximately equivalent in the aggregate to the value of the new options.  The new options will have an exercise price equal to the closing market price of the Class A Shares on the date the new options are granted.  The new options will vest in the equal installments on the first two anniversaries of the date of grant and will have a maximum term of six years, regardless of the vesting schedule or the remaining term of the options surrendered.  The new options likely will be granted in October or November 2009.  However, the Board of Directors reserves the right to abandon, delay or modify the terms of the Exchange Offer even if it is approved by our stockholders.  Options to purchase shares of our Class B Common Stock will not be included in the Exchange Offer and will remain in effect with their current terms and conditions.

The Chief Executive Officer, Chief Financial Officer and members of the Board of Directors of the Company are not eligible to participate in the Exchange Offer.

If the Exchange Offer is approved by the stockholders, eligible participants will be provided a detailed description of the Exchange Offer.  You do not need to take any action at this time.

We will schedule a more detailed presentation for you shortly in order to more fully explain the “Exchange Offer.”

/s/ Craig Levra
Craig Levra, President and Chief Executive Officer

Important Legal Information

The stock option exchange program described in this communication has not yet commenced.  Sport Chalet will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (SEC) upon the commencement of the stock option exchange program.  Persons who are eligible to participate in the stock option exchange program should read the Tender Offer Statement on Schedule TO and other related materials when those materials become available, because they will contain important information about the stock option exchange program.

In connection with the proposal to be voted on by Sport Chalet's stockholders to approve the stock option exchange program discussed in this communication, Sport Chalet has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement.  Sport Chalet's stockholders are urged to read such materials as and when they become available and before making any voting decision regarding the stock option exchange program, because they will contain important information about the proposal to be voted on by stockholders with respect to the stock option exchange program.

Sport Chalet's stockholders and optionholders will be able to obtain the written materials described above and other documents filed by Sport Chalet with the SEC free of charge from the SEC's website at www.sec.gov.  In addition, stockholders and optionholders may obtain free copies of the documents filed by Sport Chalet with the SEC by directing a written request to  Sport Chalet, Inc., One Sport Chalet Drive, La Cañada, California 91011, Attention:  Corporate Secretary.

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